EXHIBIT 10.22

DATED 23 JANUARY 2014

(1) SYNBIO LLC

and

(2) XENETIC BIOSCIENCES, INC. (PREVIOUSLY GENERAL SALES AND LEASING, INC.)

DIRECTOR APPOINTMENT AGREEMENT

1

THIS AGREEMENT (“Agreement”) is dated 23rd, January 2014 and is entered into between:

(1)

SYNBIO LLC, a limited liability company incorporated under the laws of the Russian Federation, Main State Registration Number 1117746126321, having its registered office at building 2, 55/1, Leninsky Prospekt, Moscow, 119333, Russian Federation (the “Controlling Shareholder”); and

(2)

XENETIC BIOSCIENCES, INC. (PREVIOUSLY GENERAL SALES AND LEASING, INC.), a corporation incorporated under the laws of the State of Nevada, whose principal Executive Office is at 16445 North 91st St., Suite 103, Scottsdale, Arizona 85260 USA (the “Company”),

(each a “Party” and together the “Parties”).

WHEREAS

(A)	The Company’s existing shares of common stock are available for quotation on the Over-the-Counter Bulletin Board.

(B)

The Company has conducted discussions with Xenetic Biosciences PLC (“Xenetic”) pursuant to which the Company has made an offer to acquire all of the issued and outstanding ordinary shares of Xenetic in exchange for shares of the Company’s common stock (“Common Stock”), pursuant to a scheme of arrangement dated 21 November 2013 (the “Reverse Merger”).

(C)	The Controlling Shareholder owns in excess of 40% of the ordinary shares of Xenetic and would acquire substantially the same percentage of the Company in connection with the Reverse Merger.

(D)

The Controlling Shareholder entered into a Relationship Deed with Xenetic, dated 28 November 2011 (the “Relationship Deed”), which will be terminated subject to and conditional upon completion of the Reverse Merger. This Agreement is intended to replace the Relationship Deed with effect from consummation of the Reverse Merger.

(E)

As a result of the significant holdings of the Company that the Controlling Shareholder will have upon completion of the Reverse Merger, the parties wish to establish and regulate the proposed relationship between the Controlling Shareholder and the Company on an arm’s length and normal commercial basis.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Associate”	has the meaning given in Clause 3.1;

“Board”	means the board of directors of the Company;

“Company”	has the meaning given in (2) at the beginning of this Agreement;

“Condition”

means the approval of the scheme of arrangement (the “Scheme”) by the Shareholders of Xenetic under Part 26 of the UK Companies Act 2006 (the “Act”), and the subsequent approval of the Court in relation thereto, which effectuates the acquisition by the Company of the whole of the issued and to be issued share capital of Xenetic;

“Controlling Shareholder”	has the meaning given in (1) at the beginning of this Agreement;

“Controlling Shareholder Directors”	has the meaning in Clause 4.1;

“Independent Directors”	means the directors of the Company, in the opinion of the Board, that would be classified as “independent directors” under the standards of a National Securities Exchange;

“Independent Shareholders”	means any shareholder of the Company other than the Controlling Shareholder and any Related Person;

“Longstop Date”	means 5 p.m. London time on 31 January 2014 or such later time and date as may, with the consent of the UK Takeover Panel, be agreed in writing between the Company and Xenetic;

“National Securities Exchange”	means any securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended;

“Parent”	means a Person that, directly or indirectly, through stock ownership, contractual rights or otherwise, exercises majority control over the Controlling Shareholder;

“Party/Parties”	has the meaning given in (2) at the beginning of this Agreement;

“Person”

means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof;

“Related Person”

means: (a) a trust of which the Controlling Shareholder is a beneficiary; (b) a Subsidiary or Parent; (c) any entity in which the Controlling Shareholder (directly or indirectly) owns or controls twenty five per cent (25%) or more of the share capital or voting rights (whether legally or beneficially); or (d) any entity which (directly or indirectly) owns or controls twenty five per cent (25%) or more of the share capital or voting rights (whether legally or beneficially) of the Controlling Shareholder;

“SEC”	means the United States Securities and Exchange Commission; and

“Subsidiary”

means any Person in which the Controlling Shareholder or the ultimate Parent of the Controlling Shareholder directly or indirectly, through stock ownership, contractual rights or otherwise, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing,

2.	CONDITIONS TO EXERCISE OF VOTING RIGHTS BY THE CONTROLLING SHAREHOLDER

2.1

This Agreement and the rights granted by the Company to the Controlling Shareholder under it are conditional upon the Condition being satisfied at the meetings of shareholders of Xenetic and the court hearing held for the purpose of approving the Scheme. In the event that the Condition is not satisfied either because the shareholders of Xenetic or the court do not approve of the Scheme during their meetings and subsequent hearing where approval is requested, or in the event the Company withdraws its offer for other reasons, this Agreement shall be null and void. In no event, however, shall this Condition be allowed to continue unsatisfied beyond the Longstop Date, when, if still unsatisfied, it will be considered null and void.

2.2	If the Condition is not satisfied in accordance with Clause 2.1, then:

2.2.1	this Agreement shall terminate and cease to have effect on the Longstop Date; and

2.2.2	the Relationship Deed shall remain in force in relation to Xenetic.

2.3

Subject to Clauses 8.2, 2.1 and 2.2, this Agreement shall not be terminated or amended other than (i) with the sanction of a resolution approved by not less than fifty percent (50%) of the Independent Shareholders of the Company voting at a shareholders’ meeting of the Company, or (ii) with the sanction of a resolution approved by not less than fifty percent (50%) of the Independent Directors of the Company in the event that either (A) a National Securities Exchange objects to either the Agreement or provisions herein, and such National Securities Exchange will not allow the Company’s Common Stock to be listed on such National Securities Exchange without such termination of, or amendment to, this Agreement, or (B) there are comments or actions from the SEC that, in the opinion of the Independent Directors, indicate that this Agreement will affect the status of the Company’s Common Stock or lead to its suspension on any trading exchange.

2.4	The Controlling Shareholder agrees that it will not exercise its vote on any resolution to cancel, amend or terminate this Agreement at any such shareholders’ meeting.

2.5

The Controlling Shareholder further agrees that it will not, and will procure that any Controlling Shareholder Director will not, in any way participate or vote in (and will absent themselves from) the deliberations of the Board in relation to the consideration of any proposal to:

2.5.1	cancel, amend or terminate this Agreement;

2.5.2	enter into any commercial arrangements with the Controlling Shareholder or any Related Person; or

2.5.3	negotiate fees paid by or payable to the Company by or to the Controlling Shareholder or any Related Person,

save with the sanction of a resolution unanimously approved by the Independent Directors.

3.	CONTROLLING SHAREHOLDER UNDERTAKINGS

3.1

The Controlling Shareholder agrees that for so long as it or its Related Person is a shareholder holding (directly or indirectly) over twenty five per cent (25%) of the issued and outstanding shares of the Company’s Common Stock, it will ensure that at all times the Company is capable of carrying on its business independently of the Controlling Shareholder’s (or such Related Person’s) control, which it would otherwise be able to exercise (whether or not such control is exercisable solely or jointly with any other Person who holds voting rights over shares in the Company and who is acting by agreement with the Controlling Shareholder, whether formally or otherwise (an “Associate”)).

3.2

The Controlling Shareholder agrees that all transactions and relationships between it or any relevant Related Person and the Company will be at arms’ length and on a normal commercial basis and, in particular, that the Controlling Shareholder undertakes that neither it nor any relevant Related Person will, by virtue of holding shares in the Company:

3.2.1	seek to exercise any day to day operational or managerial control over the business of the Company or any of its subsidiaries; and/or

3.2.2

seek to influence any director, non-executive director or the Board in any way in relation to day to day operational or managerial control over the business of the Company or any of its subsidiaries or in relation to any of the matters or proposals set out above, otherwise than through its Controlling Shareholder Directors at board meetings of the Company.

3.3

The Controlling Shareholder further undertakes that for so long as it or any Related Person is a shareholder holding (directly or indirectly) over twenty five per cent (25%) of the issued and outstanding shares of the Company’s Common Stock, it shall not (and shall procure that any relevant Related Person or Associate shall not):

3.3.1

vote at any annual or special meeting of shareholders of the Company on any issue in which it or any relevant Related Person or Associate is directly or indirectly interested other than by virtue of their holding of shares in the Company; and/or

3.3.2

vote at any meeting of the Board or be counted in the quorum thereof in relation to the consideration of any matter in which the Controlling Shareholder or any relevant Related Person or Associate may be interested other than by virtue of its holding of shares in the Company.

4.	APPOINTMENTS TO THE BOARD

4.1

For as long as the Controlling Shareholder holds at least forty per cent (40%) of the issued and outstanding shares of the Company’s Common Stock, the Controlling Shareholder shall have the exclusive right (but not the obligation), voting separately as a class, from time to time to nominate two (2) non-executive directors to be appointed to the Board (together the “Controlling Shareholder Directors” and each a “Controlling Shareholder Director”). The Controlling Shareholder Directors shall be appointed by the Controlling Shareholder either at meetings of shareholders at which directors are elected or by written consent without a meeting in accordance with the

Business Corporation Law of the State of Nevada. Each Controlling Shareholder Director so elected shall serve for a term of one year and until his or her successor is elected and qualified. Any vacancy in the position of Controlling Shareholder Directors may be filled by the Controlling Shareholder.

4.2

Any such nomination for appointment or removal shall be made by giving written notice to the Company and the Company shall make the appointment or removal as soon as practicable following receipt of the written notice, provided always that the Controlling Shareholder shall only nominate a Person to be appointed who is a suitable candidate to be a director of a National Securities Exchange listed company, who has consented to so act, who is able to obtain an appropriate visa (or such other requirements for entry and permission to work as may be required) for entry into the United States in order to fulfil his/her duties as a director of the Company and who has been approved by the Board (or the Nomination Committee of the Board, as applicable) and has provided the Company and its nominated adviser with such information as they may reasonable require.

4.3

Each of the Controlling Shareholder Directors shall be entitled to receive notice of all meetings of the Board in accordance with the bylaws of the Company (as amended from time to time) but shall not be required to attend in person at any such meetings of the Board.

4.4	The Controlling Shareholder shall indemnify the Company against any costs, expense, damage or other loss suffered or incurred by the Company by reason of:

4.4.1	any claim, including without limitation, for unfair or wrongful dismissal, by any Controlling Shareholder Director appointed pursuant to this Clause 4 as a result of his removal from the Board; or

4.4.2	any misconduct or breach of applicable laws or regulation by any Controlling Shareholder Director.

5.	CONFLICTS OF INTEREST

5.1

The Controlling Shareholder agrees that it shall, and shall procure that each relevant Related Person shall, exercise all voting rights and other powers of control to ensure that the Controlling Shareholder Directors: (a) shall not request information relating to or participate in any Board discussion relating to, and in respect of the Controlling Shareholder Directors, (b) shall abstain from any vote on any Board resolution in relation to:

5.1.1

any transaction (including any agreement, arrangement, relationship or other dealings and their variation, waiver, suspension or termination) between the Company and the Controlling Shareholder and any relevant Related Person or Associate, or any other proposal whatsoever in which the Controlling Shareholder, or a Controlling Shareholder Director has any interest which the other members of the Board consider to be material; and

5.1.2	the subject matter of such resolution where an actual or potential conflict of interest exists between the Controlling Shareholder or any relevant Related Person or Associate and the Company.

6.	ENFORCEABILITY

The Parties shall act in good faith in giving effect to this Agreement. In the event that any terms and provisions of this Agreement shall be held to be invalid or unenforceable, such terms and provisions shall be deemed to be deleted and this Agreement shall be given effect as if such invalid or unenforceable terms and provisions were deleted from this Agreement.

7.	CONFIDENTIALITY

7.1

Each of the Parties shall keep confidential (and shall procure that its officers, employees, agents and professional advisors shall keep confidential) any information which it (or they) may have or acquire in connection with this Agreement (whether before or after the date of this Agreement) in relation to the business, finances, assets or affairs of any of the other Parties (including, without limitation, this Agreement), save for any information which is:

7.1.1

publicly available or becomes publicly available other than as a result of disclosure by the Controlling Shareholder, any relevant Related Person, an Associate or their representatives in breach of this Agreement;

7.1.2

lawfully in the possession of the recipient prior to its disclosure to the recipient by the disclosing Party and is or becomes free from any restriction on its subsequent use or disclosure by the recipient;

7.1.3	received on a non-confidential basis by the recipient from a third party and is not knowingly used or disclosed to others by the recipient Party in breach of Clause 7; or

7.1.4	an announcement or disclosure required by law or regulation or by any stock exchange or governmental or other regulatory or supervisory body or authority in the United States or otherwise,

and shall not disclose such information, or make use of such information for any purpose whatsoever other than for the purposes of properly performing its obligations under this Agreement except with the consent of the other Parties (such consent not to be unreasonably withheld or delayed).

8.	DURATION AND TERMINATION

8.1	This Agreement shall come into force on the satisfaction of the Condition.

8.2

If the Controlling Shareholder or any Related Person ceases to be a shareholder holding (directly or indirectly) over twenty five per cent (25%) of the issued and outstanding shares of the Company’s Common Stock for a period of more than six (6) months, this Agreement (other than Clauses 1, 7, 9 and 12 which shall remain in force) shall immediately terminate and except pursuant to Clause 7, neither Party shall have any further rights or obligations in relation to it (save in respect of any prior breach by the other Party).

9.	NATURE OF AGREEMENT

9.1

This Agreement is personal to the Parties and none of them may (without the written consent of the other) assign, mortgage, charge or dispose of any of its rights hereunder, or subcontract, assign or otherwise delegate any of its obligations under this Agreement (whether by sale, transfer of Common Stock or otherwise).

9.2	Nothing in this Agreement shall create, or be deemed to create a partnership or joint venture between the Parties.

9.3

This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.4	The Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement.

9.5

Each Party acknowledges that, in entering into this Agreement, it does not do so on the basis of or relying upon any representation, warranty (if any) or other provision except as expressly provided in this Agreement and, accordingly, all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

9.6

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall make suitable and equitable provision therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking by or on behalf of any Party which is not expressly set out herein.

11.	COUNTERPARTS

This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

12.	GOVERNING LAW

12.1

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Las Vegas, County of Clark, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address indicated in this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.2	In this Agreement references to any time are references to the time in Las Vegas, Nevada.

13.	CONSTRUCTION

13.1

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

[signature page follows]

IN WITNESS whereof this Agreement has been executed on the date first above written.

Executed as a Agreement For and on behalf of SYNBIO LLC acting by:

/s/ S. Avtushenko
Name: S. Avtushenko
Title: General Director

Executed as a Agreement For and on behalf of XENETIC BIOSCIENCES, INC. acting by:

/s/ M.S. Maguire
Name: M.S. Maguire
Title: Chief Executive Officer